Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2025, CI&T Inc (“CI&T,” the “Company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common shares, par value US$0.00005 per share	CINT	New York Stock Exchange

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2025.

CLASS A COMMON SHARES

The following is a summary of the material provisions of our authorized share capital and our articles of association (the “Articles” or “Articles of Association”). This description does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Association, which is incorporated as an exhibit to our most recent annual report on Form 20-F, the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), and common law of the Cayman Islands. We encourage you to read our Articles of Association, the Companies Act, and applicable provisions of Cayman law for additional information.

General

We were incorporated on June 7, 2021, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted, and we have the authority to carry out any object not prohibited by the Companies Act or any other law as provided by Section 7(4) of the Companies Act.

Share Capital

Our Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share, and Class B common shares, which are entitled to ten votes per share and to maintain a proportional ownership interest in the event that additional Class A common shares are issued (save that the right to maintain a proportional ownership interest may only be exercised with Class B Shareholder Consent). Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. See “—Anti-Takeover Provisions in the Articles—Two Classes of Shares.”

As of the date of this annual report, CI&T’s total authorized share capital was US$50,000, divided into shares with par value of US$0.00005 each, of which:

-	500,000,000 shares are designated as Class A common shares;
-	250,000,000 shares are designated as Class B common shares; and
-	250,000,000 are yet undesignated and may be issued as common shares or shares with preferred, deferred or other special rights or restrictions.

As of the date of this annual report we have a total issued share capital of US$6,7 divided into 134,579,406 shares of a nominal or par value of US$0.00005 each, comprising (i) 23,802,836 Class A common shares; and (ii) 110,776,570 Class B common shares.

Our Class A common shares are traded in the United States on the New York Stock Exchange (or NYSE), under the symbol “CINT.”

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Treasury Stock

On December 19, 2024, our board of directors approved a share repurchase program, authorizing the repurchase of up to 5 million outstanding Class A common shares.

On September 12, 2025, our board of directors approved a new share repurchase program, pursuant to which we may repurchase up to five million outstanding Class A common shares. This share repurchase program will remain in effect until December 31, 2026, and may be suspended or discontinued at any time.

As of December 31, 2025, we held 5,719,653 shares in our treasury reserve.

Issuance of Shares

Except as expressly provided in the Articles of Association, our board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company’s capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with the Articles of Association, we shall not issue bearer shares. We shall not issue any class of shares with dividend rights, conversion rights, redemption rights and/or liquidation preference superior to the rights of the Class B common shares, or shares having more than one vote per share, without the Class B Shareholder Consent.

The Articles of Association provide that additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits, (2) subject to the Class B Shareholder Consent, a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration, or (3) an issuance of Class A common shares, whereby holders of the Class B common shares would be entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership and voting interests in CI&T (following an offer by CI&T to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in CI&T pursuant to the Articles of Association), save that such rights to purchase additional Class B common shares may only be exercised with Class B Shareholder Consent. In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles of Association; and (c) the ten-to-one voting ratio between our Class B common shares and Class A common shares, holders of our Class B common shares will in many situations continue to maintain control of matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future. For more information see “— Preemptive or Similar Rights.”

The Articles of Association also provide that the issuance of non-voting common shares requires the affirmative vote of a majority of the then-outstanding Class A common shares.

Fiscal Year

Our fiscal year begins on January 1 of each year and ends on December 31 of the same year.

Voting Rights

The holders of the Class A common shares and Class B common shares have identical rights, except that (1) the holders of Class B common shares are entitled to ten votes per share, whereas holders of Class A common shares are entitled to one vote per share, (2) Class B common shares have certain conversion rights and (3) the holders of Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued, save that such rights to purchase additional Class B common shares may only be exercised with Class B Shareholder Consent. For more information see “— Preemptive or Similar Rights” and “— Conversion.” The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

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The Articles provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:

(i)	Class consents from the holders of Class A common shares or Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the Directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;
(ii)	The rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and
(iii)	The rights attached to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

As set forth in the Articles, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares, voting together in a general meeting. .

Preemptive or Similar Rights

The Class A common shares are not entitled to any preemptive rights, including upon transfer of such shares, and conversion, redemption or sinking fund provisions.

The Class B common shares are not subject to conversion (except as described below under “—Conversion”), redemption or sinking fund provisions. The holders of Class B common shares are not entitled to preemptive rights upon conversion, and so long as their Class B common shares have not been converted into Class A common shares, the holders of Class B common shares are entitled to preemptive rights (which may only be exercised with Class B Shareholder Consent) in order to maintain their proportional ownership and voting interest as determined immediately prior to such issuance in the event that additional Class A common shares are issued. As such, except for certain exceptions, including the issuance of Class A common shares other than for cash and the issuance of Class A common shares under a management incentive plan, if CI&T issues Class A common shares, it must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure such holder may maintain a proportional ownership and voting interest in CI&T equivalent to such holder’s ownership and voting interest immediately prior to such issuance and each such holder may only exercise their preemptive rights and accept such offer with Class B Shareholder Consent.

Conversion

The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of a majority of the then outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in the Articles, including transfers to the holder’s heirs, successors and affiliates, a trust established for the benefit of the holder or its affiliate, a partnership, corporation or other entity exclusively owned or controlled by the holder or its affiliate and certain transfers to organizations that are exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the total number of the issued and outstanding Class B common shares is less than 10% of the total number of shares outstanding.

No class of CI&T’s common shares may be subdivided or combined unless the other class of common shares is concurrently subdivided or combined in the same proportion and in the same manner.

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Equal Status

Except as expressly provided in our Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share proportionally and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not CI&T is the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (i) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third-party pursuant to an agreement to which CI&T is a party, or (ii) any tender or exchange offer by CI&T to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, our board of directors may set a record date.

General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder of CI&T at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to CI&T in respect of the shares that such shareholder holds must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and ten votes per Class B common share.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, our Articles of Association provide that in each year the company will hold an annual general meeting of shareholders, at a time determined by the board of directors. For the annual general meeting of shareholders, the agenda will include, among other things, the presentation of the annual accounts and the report of the existing directors and the election of new directors. In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.

Also, we may, but are not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in São Paulo, Brazil, but may be held elsewhere if the directors so decide.

The Companies Act provides shareholders a limited right to request a general meeting and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s articles of association. However, these rights may be provided in a company’s articles of association. Our Articles provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than 14 clear days’ notice prior to the relevant shareholders meeting and convened by a notice, as discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

We will give notice of each general meeting of shareholders by publication on our website and in any other manner that it may be required to follow in order to comply with Cayman Islands law and NYSE and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

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Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.

The quorum required to hold a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.

A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and the Articles.

Pursuant to the Articles, general meetings of shareholders are to be chaired by the chairperson of our board of directors or in his absence the vice-chairperson of the board of directors. If both the chairperson and vice-chairperson of our board of directors are absent, the directors present at the meeting shall appoint one of them to be chairperson of the general meeting. If neither the chairperson nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairperson. The order of business at each meeting shall be determined by the chairperson of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

Liquidation Rights

If CI&T is voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between CI&T and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between CI&T and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the CI&T and any person or persons) and subject to any agreement between CI&T and any person or persons to waive or limit the same, shall apply CI&T’s property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in CI&T.

Changes to Capital

Pursuant to our Articles of Association, we may from time to time by ordinary resolution:

-	increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;
-	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;
-	convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;
-	subdivide our existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or
-	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

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In addition, subject to the provisions of the Companies Act and the Articles, we may:

-	issue shares on terms that they are to be redeemed or are liable to be redeemed;
-	purchase our own shares (including any redeemable shares); and
-	make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Companies Act, including out of our own capital.

Transfer of Shares

Subject to any applicable restrictions set forth in our Articles of Association, any of our shareholders may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the New York Stock Exchange or “NYSE” or any other form approved by our board of directors.

The Class A common shares sold in our initial public offering are traded on the NYSE in book-entry form and may be transferred in accordance with our Articles and NYSE’s rules and regulations.

However, our board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:

-	a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to us in respect thereof;
-	the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
-	the instrument of transfer is in respect of only one class of shares;
-	the instrument of transfer is properly stamped, if required;
-	the common shares transferred are free of any lien in our favor; and
-	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

The Companies Act and the Articles permit us to purchase our own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of CI&T, subject to the Companies Act, the Articles and to any applicable requirements imposed from time to time by the SEC, the NYSE, or by any recognized stock exchange on which our securities are listed.

On December 19, 2024, our board of directors approved a share repurchase program, authorizing the repurchase of up to 5 million outstanding Class A common shares. On September 12, 2025, our board of directors approved a new share repurchase program, pursuant to which we may repurchase up to five million outstanding Class A common shares through December 31, 2026. This share repurchase program will remain in effect until December 31, 2026, and may be suspended or discontinued at any time. Shares repurchased under the program may be used for M&A obligations and long-term incentive plans, and may be held in treasury.

Dividends and Capitalization of Profits

We have not adopted a dividend policy with respect to payments of any future dividends by us. Subject to the Companies Act, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares and the Articles, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (i) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly and (ii) where we have shares in issue which are not fully paid up (as to par value) we may pay dividends in proportion to the amounts paid up on each share.

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The holders of Class A common shares and Class B common shares are entitled to share equally in any dividends that may be declared in respect of our common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (i) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be and (ii) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.

Appointment, Disqualification and Removal of Directors

We are managed by our board of directors. Our Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of four to eleven directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles also provide that, while our shares are admitted to trading on the NYSE, and so long as we are relying on foreign private issuer status, the board of directors must comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.

Our Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed for annual terms or such other terms as the resolution appointing him or her may determine or until his or her death, resignation or removal.

Our Articles of Association also provide that we may enter into agreements with one or more shareholders granting them the right to appoint and remove one or more directors on such terms as our board of directors may determine from time to time. In this regard, in connection with the offering, we entered into the Shareholders’ Agreement with the Founders, entities controlled by the Founders and the Advent Managed Fund LLCs. The Shareholders’ Agreement provided that, so long as the agreement is in force, the Founders will have the right to appoint a majority of our board of directors. The Shareholders’ Agreement also provided that, so long as the Advent Managed Fund LLCs hold shares representing at least 20% of the voting rights of the Company, the Advent Managed Fund LLCs will have the right to appoint two directors; and for so long as the Advent Management Fund LLCs hold shares representing at least 10% of the voting rights of the company, it will have the right to appoint one director.

As of the date of this annual report, the directors are those listed in “Management — Board of Directors.” Maria Helena dos Santos Fernandes de Santana, Silvio Romero de Lemos Meira, Eduardo Campozana Gouveia and Carla Alessandra Trematore are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE applicable to foreign private issuers.

Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.

Additions to the existing board (within the limits set pursuant to the Articles) may be made by ordinary resolution of the shareholders.

Grounds for Removing a Director

A director, other than a director appointed by the Founders and the Advent Managed Fund LLCs in accordance with the Shareholders’ Agreement, may be removed with or without cause by ordinary resolution. The notice of the general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

The office of a director will be vacated automatically if he or she (i) becomes prohibited by law from being a director, (ii) becomes bankrupt or makes an arrangement or composition with his creditors, (iii) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director, (iv) resigns his office by notice to us or (v) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

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Proceedings of the Board of Directors

Our Articles of Association provide that our business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of two directors present) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a casting vote.

Subject to the provisions of our Articles, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once a quarter and shall take place either in Campinas, Brazil or at such other place as the directors may determine.

Subject to the provisions of Our Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the NYSE, our board of directors may from time to time at its discretion exercise all powers of CI&T, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Inspection of Books and Records

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Articles provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on our website or filing such annual reports as we are required to file with the SEC.

Register of Shareholders

The Class A common shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, and recorded in the shareholders’ register as the holder of our Class A common shares.

Under Cayman Islands law, CI&T must keep a register of shareholders that includes:

-	the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;
-	the date on which the name of any person was entered on the register as a member; and
-	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of shareholders of CI&T is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders.

If the name of any person is incorrectly entered in or omitted from the register of shareholders, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of CI&T, the person or member aggrieved (or any shareholder of CI&T, or CI&T itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

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Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

-	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
-	an exempted company’s register of shareholders is not open to inspection;
-	an exempted company does not have to hold an annual general meeting;
-	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
-	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
-	an exempted company may register as a limited duration company; and
-	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this annual report, we currently intend to comply with the NYSE rules in lieu of following home country practice.

Anti-Takeover Provisions in the Articles

Some provisions of the Articles may discourage, delay or prevent a change in control or management that shareholders may consider favorable. In particular, the capital structure of CI&T concentrates ownership of voting rights in the hands of the holders of Class B common shares. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.

These provisions are also designed to encourage persons seeking to acquire control of CI&T to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, consequently, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Two Classes of Common Shares

Our Class B common shares are entitled to ten votes per share, while the Class A common shares are entitled to one vote per share. The holders of all of our Class B common shares will together have the ability to appoint all directors and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.

So long as the holders of Class B common shares have the ability to determine the outcome of most matters submitted to a vote of shareholders, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the appointment of directors. As a result, the fact that we have two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell your Class A common shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

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Preferred Shares

Our board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.

We shall not issue any class of shares with dividend rights, conversion rights, redemption rights and/or liquidation preference superior to the rights of the Class B common shares, or shares having more than one vote per share, without the Class B Shareholder Consent.

Despite the anti-takeover provisions described above, under Cayman Islands law, our board of directors may only exercise the rights and powers granted to them under the Articles, for what they believe in good faith to be in our best interests.

Protection of Non-Controlling Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to us, general corporate claims against CI&T by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our Articles.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against us, or derivative actions in CI&T’s name, to challenge (i) an act which is ultra vires or illegal, (ii) an act which constitutes a fraud against the minority and the wrongdoers themselves control CI&T and (iii) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Registration Rights and Restricted Shares

Certain of our shareholders entered into a registration rights agreement. In addition, Certain of our shareholders or entities controlled by them or their permitted transferees will be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC.

Principal Differences between Cayman Islands and U.S. Corporate Law

The Companies Act was modeled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.

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For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be approved by the directors of each constituent company and filed with the Registrar of Companies together with a declaration as to: (i) the solvency of the consolidated or surviving company, (ii) the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies, (iii) no petition or other similar proceeding has been filed and remains outstanding and no order or resolution to wind up the company in any jurisdiction, (iv) no receiver, trustee, administrator or similar person has been appointed in any jurisdiction and is acting in respect of the constituent company, its affairs or property, (v) no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction with creditors, (vi) a list of the assets and liabilities of each constituent company, (vii) the non-surviving constituent company has retired from any fiduciary office held or will do so (viii) that the constituent company has complied with any requirements under the regulatory laws, where relevant, and (ix) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.

Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, may be determined by the Cayman Islands’ court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by each class of shareholders and creditors with whom the arrangement is to be made, by shareholders or creditors representing three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

-	CI&T is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;
-	the shareholders have been fairly represented at the meeting in question;
-	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
-	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90.0% in value of the shares affected within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of U.S. corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of their shares.

Shareholders’ Suits

Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations.

In principle, CI&T itself would normally be the proper plaintiff and as a general rule, whilst a derivative action may be initiated by a minority shareholder on behalf of CI&T in a Cayman Islands court, such shareholder will not be able to continue those proceedings without the permission of a Grand Court judge, who will only allow the action to continue if the shareholder can demonstrate that CI&T has a good case against the defendant, and that it is proper for the shareholder to continue the action rather than the Company’s board of directors. Examples of circumstances in which derivative actions would be permitted to continue are where:

-	a company is acting or proposing to act illegally or beyond the scope of its authority;
-	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote that has not been obtained; and
-	Those who control the company are perpetrating a “fraud on the minority.”

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Borrowing Powers

Our directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of us or of any third party. Such powers may be varied by a special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).

Indemnification of Directors and Executive Officers and Limitation of Liability

The Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles provide that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors owe fiduciary duties to their companies to act bona fide in what they consider to be the best interests of the company, to exercise their powers for the purposes for which they are conferred and not to place themselves in a position where there is a conflict between their personal interests and their duty to the company. Accordingly, a director owes a company a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. However, this obligation may be varied by the company’s articles of association, which may permit a director to vote on a matter in which he has a personal interest provided that he has disclosed that nature of his interest to the board of directors. Our Articles provides that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chairperson of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

A director of a Cayman Islands company also owes to the company duties to exercise independent judgment in carrying out his functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent Cayman Islands case law confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director. Additionally, a director must exercise the knowledge, skill and experience which he or she actually possesses.

A general notice may be given to the board of directors to the effect that (i) the director is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or (ii) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to our Articles and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chairperson of the relevant meeting, a director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

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In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Furthermore, as a matter of Cayman Islands law and in contrast to the position under Delaware corporate law, controlling shareholders of Cayman Islands companies do not owe fiduciary duties to those companies, other than the limited duty that applies to all shareholders to exercise their votes to amend a company’s articles of association in good faith in the interests of the company. The absence of this minority shareholder protection might impact the ability of minority shareholders to protect their interests.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

The office of a director shall be vacated automatically if, among other things, he or she (i) becomes prohibited by law from being a director, (ii) becomes bankrupt or makes an arrangement or composition with his creditors, (iii) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director, (iv) resigns his office by notice to us or (v) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his/her office be vacated.

Transaction with Interested Shareholders

The Delaware General Corporation Law provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder.

An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

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Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors, it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has the authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act, we may be dissolved, liquidated or wound up by a special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting). Our Articles also give our board of directors the authority to petition the Cayman Islands Court to wind up CI&T.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under our Articles, if the share capital is divided into more than one class of shares, the rights attached to any class may only be varied with the written consent of the holders of two-thirds of the shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class or, in the case of Class B common shares, a Class B Shareholder Consent.

Also, except with respect to share capital (as described above), alterations to our Articles may only be made by special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under Cayman Islands law, our Articles generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Handling of Mail

Mail addressed to us and received at our registered office will be forwarded unopened to the forwarding address, which will be supplied by us. None of us, our directors, officers, advisors or service providers (including the organization that provides registered office services in the Cayman Islands) will bear any responsibility for any delay whatsoever caused in mail reaching the forwarding address.

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